[BANKAMERICA CORPORATION LOGO APPEARS HERE]
                                                                      Exhibit 99

                                                                            NEWS

                                                                    For Release:



Contact:          John Keane (415) 622-2773
                  Mike Zampa (415) 622-4524


           BANKAMERICA ISSUES UPDATE ON EFFECTS OF MARKET CONDITIONS


         SAN FRANCISCO, September 15, 1998 -- BankAmerica Corporation today announced that turbulent conditions in global markets are continuing to have negative impacts on quarterly income. Nevertheless, BankAmerica said that its consumer business trends remain solid and the company expects to report an after-tax profit, excluding merger-related charges, in excess of $500 million for the third quarter of 1998.

         The bank said that as a result of market volatility it has lost approximately $330 million in non-interest trading income in the quarter to date (including the impact of the previously announced trading losses). This compares with non-interest trading income of $119 million in the second quarter of 1998 and $251 million in the first quarter of 1998.

         Market turbulence has also affected the company's non-interest income from equity investment activities. Non-interest income from equity investment activities totaled $30 million in July and August compared to $125 million in the second quarter of 1998.

         Net-interest income has also been negatively affected by volatile market conditions, primarily affecting income from purchasing and carrying securities. Interest income from purchasing and carrying securities recorded a loss of $12 million in July and August, compared to a gain of $53 million in the second quarter 1998. This decline was primarily attributable to one borrower where BankAmerica's relationship included a yield enhancement entitling BankAmerica to a 50 percent share of net profits.

         BankAmerica said that its loan loss experience is expected to be in line with recent quarters. The company's credit losses are expected to total approximately $270 million in the third quarter. Credit losses were $230 million in the second quarter of this year and $259 million in the third quarter of last year.

         As previously announced, BankAmerica is expected to close its sale of BA Housing Services to Greenpoint Financial this quarter, resulting in an expected pre-tax gain of $480 million. The bank also expects to take a charge of approximately $200 million primarily as a result of a write-down of its investment in KorAm Bank in South Korea and other charges.

         BankAmerica management reiterated its strong support for its scheduled merger with NationsBank Corporation which will be voted upon by shareholders of both companies on September 24.

         The company noted that market conditions remain volatile and these results are subject to change. BankAmerica said the foregoing contains forward-looking statements conveying management's expectations as to the future. These statements are subject to uncertainties, including those discussed in the "Forward-Looking Statements" in BankAmerica's most recent report on Form 10-K, that may cause actual results to differ materially. Investors are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof.

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